Exhibit 10.31

EXECUTIVE RETIREMENT

SAVINGS PLAN

Effective Date of Plan: January 1, 1997

Table of Contents

Article		Page
	Preamble	1

1	Definitions	1

2	Participation in the Plan	4

3	Accounts Under the Plan	4

4	Accrual of Benefits	5

5	Vesting	6

6	Distributions to Participants	7

7	Amendment or Termination of the Plan	9

8	Plan Administration	10

9	Miscellaneous	12

Preamble

TransDigm Inc. (the “Company”) hereby establishes the TransDigm Inc. Executives Retirement Savings Plan (the “Plan”), effective as of the date specified herein. The Company intends to establish and maintain the plan as an unfunded retirement plan for a select group of management or highly compensated employees.

The purpose of the Plan is to permit designated executives of the Company and its affiliates to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make elective deferrals in addition to or in lieu of those permitted under the TransDigm, Inc. Retirement and 401 (k) Plan.

ARTICLE 1.

Definitions

As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:

1.1. “Account” means the amounts credited to a Participant’s Salary Reduction Account under the Plan pursuant to the Participation’s Salary Reduction Agreement.

1.2. “Allocation Date” means the last day of any Plan Year and any other dates chosen by the committee.

1.3. “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.

1.4. “Board of Directors” or “Board” means the board of directors of the Company.

1.5. “Committee” means the committee appointed in accordance with Section 8.1 to administer the Plan.

1.6. “Company” means TransDigm, Inc., a Delaware corporation, and any successor thereto.

1.7. “Compensation” means the aggregate compensation paid to a Participant by the Company for a Plan Year, including salary, overtime pay, commissions, bonuses and all other items that constitute wages within the meaning of section 3401 (a) of the Code or are required to be reported under section 604l(d), 6051(a)(3) or 6052 of the Code. Compensation also includes Salary Reduction Accruals under this Plan and any elective deferrals under cash-or-deferred arrangements or cafeteria plans that are not includible in gross income by reason of section 125 or 402(a)(8) of the Code but does not include any other amounts contributed pursuant to, or received under.

TransDigm Inc. Executive Retirement Savings Plan

1.8. “Disability” means a mental or physical condition that, in the opinion of a licensed physician approved by the Committee, renders a Participant permanently incapable of satisfactorily performing his usual duties for the Company or the duties of such other position as the Company may make available to him for which he is qualified by reason of training, education or experience.

1.9. “Early Retirement Date” means the day the Participant actually retires from active employment with the Company or an affiliate due to the later of (a) a Participant’s fifty-fifth (55th) birthday; or (b) his completion of five (5) Years of Service.

1.10. “Effective Date” means January 1, 1997, the date on which this Plan went into effect.

1.11. “Eligible Employee” means any key executive of the Company or an affiliate as determined annually at the discretion of the Board of Directors. The Board of Directors shall determine prior to the beginning of each Plan Year the employees eligible to participate in the Plan for that particular Plan Year. An eligible employee shall be a member of a “select group of management or highly compensated employees” as referred to in Title I of ERISA.

1.12. “Entry Date” means the Effective Date and each January 1st thereafter.

1.13. “Normal Retirement Date” means the day the Participant actually retires from active employment with the Company or an affiliate due to the attainment of age 65.

1.14. “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1.

1.15. “Plan” means the TransDigm Inc. Executive Retirement Savings Plan, as set forth herein and as from time to time amended.

1.16. “Plan Year” means the accounting year of the Plan, ending each calendar year, December 31st.

1.17. “Salary Reduction Accrual” means an amount credited to the Salary Reduction Account pursuant to a Salary Reduction Agreement.

1.18. “Salary Reduction Account” means the account established to record Salary Reduction Accruals authorized by Participants under the terms of this Plan.

1.19. “Salary Reduction Agreement” means an agreement between a Participant and the Company, under which the Participant agrees to a reduction in his Compensation and the Company agrees to credit him with Salary Reduction Accruals under this Plan.

TransDigm Inc. Executive Retirement Savings Plan

1.20. “Termination of Employment” means a Participant’s or former Participant’s separation from the service of the Company (including all affiliates of the Company) by reason of his resignation, retirement, discharge or death.

1.21. “Trust” or “Trust Fund” means any trust established to hold amounts set aside by the Company or its affiliates in accordance with Section 4.5.

1.22. “Trustee” means National City Bank and any additional or successor trustee of the Trust Fund.

1.23. “Valuation Date” means any Allocation Date and any other date chosen by the Committee as of which the value of Participants’ Accounts is determined.

1.24. “Years of Service” means the total number of years for which a Participant has received credit toward vesting under the TransDigm, Inc. Retirement and 401(k) Plan.

1.25. Rules of construction

1.25.1. Governing law. The construction and operation of this Plan and Trust are governed by the laws of the State of Ohio.

1.25.2. Undefined terms. Unless the context clearly requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the TransDigm, Inc. Retirement and 401(k) Plan.

1.25.3. Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

1.25.4. Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

1.25.5. Singular and plural. Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

1.25.6. Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

TransDigm Inc. Executive Retirement Savings Plan

ARTICLE 2.

Participation in the Plan

2.1. Commencement of participation. An employee of the Company or an affiliate becomes a Participant on the earliest Entry Date on which he satisfies all of the following conditions:

(a) he is an Eligible Employee; and

(b) he has executed a valid Salary Reduction Agreement that is still in effect.

2.2. Cessation of participation. If a Participant ceases to satisfy any of the conditions set forth in Section 2.1, his participation in this Plan terminates immediately, except that his Account will continue to be held for his benefit and will be distributed to him in accordance with the provisions of Article 6. He may resume participation as of any Entry Date on which he again satisfies the conditions of Section 2.1.

ARTICLE 3.

Accounts Under the Plan

3.1. Establishment of Accounts. The accounts specified in this Section 3.1 are established under the Plan to record the liability of the Company to Participants. All Accounts are maintained on the books of the Company, and the Company is under no obligation to segregate any assets to provide for these liabilities.

3.1.1. Salary Reduction Accounts. A Salary Reduction Account is maintained for each Participant for the purpose of recording the current value of his Salary Reduction Accruals.

3.2. Valuation of Accounts

3.2.1. Timing of valuation. All Accounts are valued as of each Allocation Date and as of any other Valuation Date fixed by the Committee.

3.3. Method of valuing Accounts. The value of a Participant’s Account as of any Valuation Date shall reflect each Participant’s interest in the Plan. The Participant’s interest shall be calculated as if the Participant’s Salary Reduction Account balance were actually invested in accordance with the directions of the Participant made in accordance with the terms of this Plan, including applicable default provisions. The Company shall have no obligation to actually invest any amounts in accordance with such directions.

TransDigm Inc. Executive Retirement Savings Plan

ARTICLE 4.

Accrual of Benefits

4.1. Salary Reduction Accruals. For any Plan Year, Salary Reduction Accruals are credited to each Participant to the extent specified in his Salary Reduction Agreement in effect for the Plan Year.

4.2. Timing of accruals. Salary Reduction Accruals are deemed to accrue on the date on which the Participant would otherwise have received the Compensation that he elected to defer. A Participant whose Termination of Employment occurred before the date on which any amount described in Section 4.1 would otherwise have accrued is not entitled to that accrual, unless his Termination of Employment was due to his Death, Disability or retirement at or after his Early Retirement Date or Normal Retirement Date.

4.3. Salary Reduction Agreements

4.3.1. Authorization of Salary Reduction Accruals. By executing a Salary Reduction Agreement and filing it with the Committee with respect to a Plan Year, a Participant may elect to have Salary Reduction Accruals credited under the Plan on his behalf. The current salary and bonus of a Participant who executes and files a Salary Reduction Agreement are reduced by the amount specified in his election, and an equal amount is accrued under the Plan in accordance with Section 4.1. An agreement may specify either a dollar amount or a percentage reduction and may specify whether the reduction is applied to regular salary, to bonuses or to both. Salary Reduction Contributions may not be made with respect to Compensation other than salary and bonuses.

4.3.2. Timing of Salary Reduction Agreements. A Salary Reduction Agreement with respect to regular salary for any Plan Year after 1997 must be executed and filed with the Committee no later than the last day of the preceding Plan Year. A Salary Reduction Agreement with respect to regular salary for the 1997 Plan Year must be executed and filed with the Committee before the Effective Date. A Salary Reduction Agreement with respect to regular salary for a Plan Year may be changed, prospectively, by an administratively reasonable date prior to the first day of a calendar quarter in such Plan Year. A Salary Reduction Agreement with respect to a bonus must be executed and filed with the Committee at least sixty (60) days prior to the date the amount of such bonus is determined by the Board (or other appropriate individual or entity) or such earlier date as the Committee shall direct. No Salary Reduction Agreement may be amended or revoked after the last day on which it could have been executed, except that an agreement is automatically revoked if the Participant who executed it ceases to be eligible to participate in the Plan.

4.3.3. Limitations on Salary Reduction Accruals. The maximum amount (if any) that may be deferred by a Participant in accordance with Section 4.1. shall be determined by the Committee.

TransDigm Inc. Executive Retirement Savings Plan

4.4. Investment of Accruals. The Salary Reduction Accounts of Participants and former Participants shall be accounting entities only.

4.4.1 Deemed Investments. The Company shall make available one or more deemed investment options for Participants and former Participants with Salary Reduction Account balances. Participants and former Participants may direct the deemed investment of such Account balances in accordance with a uniform procedure established by the Committee which may provide an interest only option paying a reasonable rate of interest and/or investment alternatives modeled after real world alternatives. The Committee shall cause appropriate records to be maintained in order to determine the Account balances of Participants and former Participants.

4.4.2. Contributions to Trust Fund. The Company may establish a Trust Fund and make contributions to it corresponding to any or all amounts accrued under Section 4.1. These contributions shall be credited with income, expense, gains and losses in accordance with the investment experience of the Trust Fund and the terms and provisions of any applicable trust agreement.

4.5. Status of the Trust Fund. Notwithstanding any other provision of this plan, all assets of the Trust Fund remain the property of the Company and are subject to the claims of its creditors. No Participant has any priority claim on Trust assets or any security interest or other rights in or to them superior to the rights of general creditors of the Company.

4.6. Nonalienability. A Participant’s or former Participant’s rights under this Plan may not be voluntarily or involuntarily assigned or alienated. If a Participant or former Participant attempts to assign his rights or enters into bankruptcy proceedings, his right to receive payments personally under the Plan will terminate, and the Committee may apply them in such manner as will, in its judgment, serve the best interests of the Participant or former Participant.

ARTICLE 5.

Vesting

5.1. Definition of “vesting”. A Participant’s interest in his Accounts is “vested” when it is not subject to forfeiture for any reason.

5.2. Vesting requirements. A Participant’s interest in his Salary Reduction Accrual Account, is fully (100%) vested at all times.

TransDigm Inc. Executive Retirement Savings Plan

ARTICLE 6.

Distributions to Participants

6.1 Timing and manner of distribution.

6.1.1 Election of distribution date and manner of distribution. Each Salary Reduction Agreement must specify when and in what form benefits accrued under the Plan while the Agreement is in effect will be distributed to the Participant or his Beneficiary. A Participant may elect any date and form of distribution that is acceptable to the Committee, except that the date of distribution may not in any case be earlier than his date of Termination of Employment. The Participant and the Committee may agree to change the time or manner of distribution specified in a Salary Reduction Agreement, but only if the change is agreed to ninety (90) days preceding Termination of Employment, or such earlier date as shall be determined by the committee.

6.1.2 Methods of distribution. Participants may receive distributions from the Plan only upon the occurrence of one or more of the events specifically described in Section 6.2. Upon the occurrence of any of the “triggering events” set out thereunder, distribution will be made in one of the following methods as previously elected by the Participant and applicable to his entire Account balance: (1) payment in a one-time, single sum distribution payable as soon as administratively feasible, but no later than 90 days after the occurrence of a triggering event; (2) payment in three equal annual installments commencing as soon as administratively feasible, but no later than 90 days after the occurrence of a triggering event; or (3) payment in the form of an annuity contract to be purchased from a qualified insurance carrier at the discretion of the Committee, which annuity contract shall be distributed to such Participant as soon as administratively feasible, but no later than 90 days after the occurrence of a triggering event.

6.1.3. Payments from Company of Trust Fund. Payment of benefits under this Plan may be made either directly from the Company or from any Trust Fund established by the Company, at the discretion of the Company. Payments from the Trust Fund shall offset the liability of the Company hereunder and payments directly by the Company shall offset the liability of any such Trust Fund.

6.2. Events triggering distribution. The occurrence of any of the following events may result in a distribution of a Participant’s accrued benefit under the Plan:

6.2.1. Death, disability, or early or normal retirement. The death of a Participant, termination of his employment with the Company by reason of total and permanent disability, or his attainment of early or normal retirement. Whether a Participant’s termination of employment is due to total and permanent disability shall be determined by the Committee in good faith.

6.2.2. Change of control. Change of control or ownership of the Company as defined in this Section, shall mean (a) the purchase or other acquisition in one or more transactions other than from the Company, by any individual, entity or group of persons, within the meaning of Section 13(d)(3) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of 50 percent or more of either the outstanding shares of common stock or the combined voting power of the Company’s parent company, Kelso Corporation’s then outstanding voting securities entitled to vote generally; (b) the approval by

TransDigm Inc. Executive Retirement Savings Plan

he stockholders of the Company or Kelso Corporation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company or Kelso Corporation immediately prior to a such reorganization, merger or consolidation do not immediately thereafter own more than 50 percent of the combined voting power of the reorganized, merged or consolidated Company’s then outstanding securities that are entitled to vote generally in the election of directors; or (c) the sale of substantially all of the Company’s assets. The Committee shall determinate whether a Change in Control shall result in a distribution of a Participant’s accrued benefit under the Plan.

6.2.3. Change in employment status. A change in a Participant’s employment status by reason of termination, voluntary or involuntary, or retirement from active employment with the Company, whether prior or subsequent to the Participant’s attaining normal retirement age.

6.2.4. Significant below-plan financial performance. The Company’s “earnings before interest and taxes” or “EBIT” falls 15% or more below Company established fiscal plan goals or targets for two consecutive fiscal quarters. At such point in time, the Committee shall review all of the pertinent facts and circumstances surrounding the decrease in EBIT and shall in its sole discretion determine whether this is in the best interest of the Plan Participant that the accrued benefit be paid.

6.2.5. Filing of material litigation. The filing of any state or federal lawsuit alleging material damages against the Company that pose a real and substantial threat to the continued viable existence of the Company as an ongoing, profitable concern. The Committee shall have sole discretion in determining the extent of the threat posed and potential damages thereunder. This provision shall apply regardless of whether the Company was named directly in the suit, named or joined as a class action or third-party defendant, or made subject to any cross-or counter-claims under the applicable procedural rules of any state or federal jurisdiction.

6.2.6. Unforeseeable emergency. The occurrence of an unforeseeable emergency. In order to qualify as such, the emergency must constitute an unanticipated emergency caused by an event beyond the control of the participant or beneficiary that would result in financial hardship to the individual if early withdrawal were not permitted. Specifically, unforeseeable emergency is financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar circumstances arising as a result of events beyond the control of the Participant as further defined in Treas. Reg. §1.457-2(h). The amount of any withdrawal or distribution under this Section is limited to that amount reasonably necessary to meet the emergency.

6.2.7. Special Distribution. A Participant or former Participant may demand payment of the adjusted current balance of his Salary Deferral Account at any time. Such demand shall be in writing, signed by the Participant or former Participant, and submitted to the Committee and shall indicate the date of payment which shall not be earlier than an administratively reasonable period of time following the date the demand is filed with the Committee. Such payment shall be in a single sum. The amount of the payment shall be ninety percent (90%) of the

TransDigm Inc. Executive Retirement Savings Plan

Participant’s or former Participant’s Account balance on the date of distribution. The remaining ten percent (10%) shall be permanently forfeited.

6.2.8. Marginal tax rate increase. The proposal or enactment of any federal legislation that will increase the marginal individual income tax rates so that the deferral of income to future years will result in greater income tax liability when compared with current recognition of income. Such determination of the likely effect of any proposed or enacted legislation shall be made by the Committee.

6.3. Type of property to be distributed. All distributions from the Plan to Participants and Beneficiaries are made in cash, unless the Participant has elected distribution in the form of an annuity contract in which case the distribution shall be made in the form of such contract.

6.4. Manner of distribution to minors or incompetents. If at any time any distributee is, in the judgment of the Committee, legally, physically or mentally incapable of receiving any distribution due to him, the distribution may, if the Committee so directs, be made to the guardian or legal representative of the distributee, or, if none exists, to any other person or institution that, in the Committee’s judgment, will apply the distribution in the best interests of the intended distributee.

6.5. Election of Beneficiary.

6.5.1. Designation or change of Beneficiary by Participant. When an Eligible Employee qualifies for participation in the Plan, the Committee will send him a Beneficiary designation form, on which he may designate one or more Beneficiaries and successor Beneficiaries. A Participant may change his Beneficiary designation at any time by filing the prescribed form with the Committee. The consent of the Participant’s current Beneficiary is not required for a change of Beneficiary, and no Beneficiary has any rights under this Plan except as are provided by its terms. The rights of a Beneficiary who predeceases the Participant who designated him immediately terminate, unless the Participant has specified otherwise.

6.5.2. Beneficiary if no election is made. Unless a different Beneficiary has been elected in accordance with Section 6.5.1., the Beneficiary of any Participant who is lawfully married on the date of death is his surviving spouse. The Beneficiary of any other Participant who dies without having designated a Beneficiary in his estate.

ARTICLE 7.

Amendment or Termination of the Plan

7.1. Company’s right to amend Plan. The Board of Directors may, at any time and from time to time, amend, in whole or in part, any of the provisions of this Plan or may terminate it as a whole or with respect to any Participant or group of Participants. Any such amendment is binding upon all Participants and their Beneficiaries, the Trustee, the Committee and all other parties in interest. Such an amendment shall be evidence by a written amendment to the Plan, executed by two executive officers of the Company.

TransDigm Inc. Executive Retirement Savings Plan

7.2. When amendments take effect. A resolution amending or terminating the Plan becomes effective as of the date specified therein which date shall be set forth in the written amendment.

7.3. Restriction on retroactive amendments. No amendment may be made that retroactively deprives a Participant of any benefits accrued before the date of the Board’s action amending the Plan.

ARTICLE 8.

Plan Administration

8.1. The Administrative Committee. The Plan shall be administered by the Committee consisting of one or more persons appointed by the Board of Directors. The board may remove any member of the Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Committee have full authority to act. The Board is responsible for transmitting to the Trustee the names and authorized signatures of the members of the Committee and, as changes take place in membership, the names and signatures of new members. Any member of the Committee may resign by delivering his written resignation to the Board, the Trustee and the Committee. Any such resignation becomes effective upon its receipt by the Board or on such other date as is agreed to by the Board and the resigning member. The Committee acts by a majority of its members at the time in office and may take action either by vote at a meeting or by consent in writing without a meeting. The Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the Plan. In the event the Board does not name a Committee, the Board of Directors shall act as the Committee.

8.2. Powers of the Committee. In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:

(a) to determine all questions relating to eligibility to participate in the Plan other than the selection of Eligible Employees which shall be done by the Board of Directors subject to the limitations of the Plan;

(b) to compute and certify to the Trustee the amount and kind of distributions payable to Participants and their Beneficiaries;

(c) to maintain all records necessary for the administration of the Plan that are not maintained by the Company or the Trustee;

(d) to interpret the provisions of the Plan and to make an publish such rules for the administration of the Plan are not inconsistent with the terms thereof;

TransDigm Inc. Executive Retirement Savings Plan

(e) to establish and modify the method of accounting for the Plan or the Trust;

(f) to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g) to perform any other acts necessary and proper for the administration of the Plan, except those that are to be performed by the Trustee.

8.3. Indemnification.

8.3.1. Indemnification of members of the Committee and others by the Company. The Company agrees to indemnify and hold harmless each member of the Committee, or other individual employee of the Company or an affiliate in the administration of this Plan, against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee or such other individual employee may be entitled.

8.3.2. Liabilities for which member of the Committee and others are indemnified. Liabilities and expenses against which a member of the Committee, or other individual employee of the Company or an affiliate in the administration of this Plan, is indemnified hereunder included, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.

8.3.3. Company’s right to settle claims. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee, or other individual employee of the Company or an affiliate in the administration of this Plan, when such settlement appears to be in the best interests of the Company.

8.4. Claims procedure. If a dispute arises between the Committee and a Participant of Beneficiary over the amount of benefits payable under the Plan, the Participant of Beneficiary may file a claim for benefits by notifying the Committee in writing of his claim. The Committee will review and adjudicate the claim. If the claimant and the Committee are unable to reach a mutually satisfactory resolution of the dispute, it will be submitted to arbitration under the rules of the American Arbitration Association. Each Participant agrees, by the execution of a Salary Reduction Agreement, that arbitration will be the first means of resolving disputes arising under the Plan.

8.5. Expenses of the Committee. The members of the Committee serve without compensation for services as such. All expenses of the Committee are paid by the Company.

TransDigm Inc. Executive Retirement Savings Plan

ARTICLE 9.

Miscellaneous

9.1. Plan not a contract of employment. The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained give any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.

9.2. No rights under Plan except as set forth herein. Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulation in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

IN WITNESS WHEREOF, TransDigm Inc. has caused this Plan to be executed by its duly authorized officers this 23rd day of December 1996.

TransDigm Inc. (the “Company”)

By:

And:

TransDigm Inc. Executive Retirement Savings Plan

SELECT COMPENSATION

Non-qualified Deferred Compensation Plan

TRUST AGREEMENT

NOTICE: This Trust Agreement is based upon the model grantor trust set forth in IRS Revenue Procedure 92-64, 1992-2 C.B. 422. Because this Agreement contains certain additional provisions not set forth in the Revenue Procedure. The Prudential Savings Bank, F.S.B. and its affiliates provide no assurances as to the legal standing or tax consequences of this Agreement in connection with your deferred compensation plan or plans. You must consult with your legal and tax advisors before using this Agreement.

This Agreement made this 10th day of October, 1997, by and between TransDigm, Inc. (the “Company”) and The Prudential Savings Bank, F.S.B. (the “Trustee”);

WHEREAS, the Company has adopted the non-qualified deferred compensation plan listed in Appendix A of this Trust Agreement, (herein called the “Plan”);

WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

WHEREAS, the Company wishes to establish a trust (hereinafter called the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.	Establishment of the Trust.

(a) Company hereby deposits with the Trustee in trust                      [insert amount deposited], which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b) The Trust hereby established shall be irrevocable until such time as all liabilities with respect to Plan participants have been satisfied.

(c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and/or state law in the event of Insolvency, as defined in Section 3 (a) herein.

(e) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits. The Trustee shall have no obligation to receive property other than cash unless prior to such receipt the Trustee (i) has agreed that such property is acceptable to it and (ii) has received such information, representations or indemnities concerning such property as it deems reasonable or necessary under the circumstances. The Trustee shall have no obligation to (i) require any deposits to be made to the Trust pursuant to the terms of the Plan, (ii) compute the required amount of deposits, if any, required to be made to the Trust pursuant to the terms of the Plan or (iii) determine whether amounts received by it comply with the terms of the Plan.

(f) In the event of any conflict between this Trust Agreement and any provision of the Plan relating to any of the Trustee’s responsibilities, obligations or duties with respect to the Trust, the provisions of this Trust Agreement shall control.

Section 2.	Payments to Plan Participants and Their Beneficiaries

(a) Except as otherwise provided herein, for the purpose of paying Plan participants and their beneficiaries, the Trustee shall make payments directly to the Plan participants in accordance with a schedule (the “Distribution Instruction”) provided by the Company minus any required tax withholding. The Company shall deliver to the Trustee a Distribution Instruction that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Such Distribution Instruction must be provided at least 15 business days prior to the first date on which a payment must be delivered to the Company by the Trustee on behalf of any such Plan participant. Any change to a Distribution Instruction shall be delivered to the Trustee not less than 15 days prior to the date on which the first payment is to be made in accordance with the revised Distribution Instruction.

(b) The Company shall be responsible for reporting, withholding and payment of all taxes associated with distributions made from the Trust established under this Trust Agreement, including the withholding and deposit of each Plan participant’s federal, state, and local income taxes, payments and deposit of all payroll, employment and other taxes, and filing all related tax reports. The Company may require that the Trustee notify the Company as to the exact time and amount of any distributions to a Plan participant immediately prior to any such distribution so that the company may calculate the amount needed to satisfy any federal, state, local or any other governmental tax withholding requirement. Upon receiving withholding amount instructions from the Company, which may be separate from the Distribution Instruction, the Trustee shall directly remit such amount to the Company in a timely fashion. In the event that the federal government or any state, local or other governmental body shall assess any tax, penalty or interest against the Trustee with respect to any benefit provided under the Plan, any duty or obligation imposed under this Trust Agreement, any transaction required under the Plan or the Trust Agreement, or any transaction directed by the Company, including (without limiting the generality of the foregoing) any benefit payable under the Plan, any contribution made by the Company to the Trust, or any services provided or fees payable under this Trust Agreement (but excluding any tax on income earned by the Trustee), the Company shall, upon demand, pay to the Trustee or reimburse the Trustee for the amount of such taxes, penalties and interest assessed, reasonable attorney’s fees, and other expenses or costs incurred (including expenses associated with any court or administrative agency action or proceeding) in connection with such assessment. The Company’s obligations under this Section 2(b) shall survive termination of the Trust.

(c) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan. The Trustee shall have no responsibility to intervene in such process, to interpret the provisions of the Plan or to administer the Plan in any way.

(d) The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company where principal and earnings are not sufficient.

(e) If the Trust has insufficient assets from which to make all distributions called for under any Distribution Instruction on or as of a certain distribution date, all distributions paid out on or as of such date shall be paid out of the Trust on a pro rata basis with respect to all applicable accounts.

Section 3.	Trustee’s Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent

(a) The Trustee shall cease payment of benefits to the company on behalf of Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(i) The Board of Directors and the Company’s chief executive officer shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to the Trustee that Company has become insolvent, the Trustee shall independently determine, within a reasonable time after receipt of such notice, whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Company on behalf of Plan participants or their beneficiaries. The Trustee may take such action as it in its discretion deems advisable to determine if the Company is Insolvent, including applying to a court of competent jurisdiction, and all costs or expenses incurred by the Trustee in determining whether the Company is Insolvent shall be paid from the Trust as an administration expense.

(ii) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is insolvent and shall administer the Trust as though the Company were solvent. Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonably basis for making a determination concerning the Company’s solvency.

(iii) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish the rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

(iv) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits to Plan participants or their beneficiaries from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.	Payments to the Company.

Except as provided in Section 3 hereof, the Trust being irrevocable hi accordance with Section l(b) hereof, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

Section 5.	Investment Authority.

(a) The Company shall have the duty and responsibility at all times to direct the Trustee in writing (using the “Employer Investment Selection”) as to the investment of the assets of the Trust. In the absence of written direction from the Company, the Trustee shall have no duty to invest Trust assets and the Trustee shall have no responsibility or liability with respect to the investments, if any, made at the direction of the Company.

Notwithstanding the foregoing, in no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan participants, except that voting rights with respect to Trust assets will be exercised by the Company. In the absence of voting instructions from the Company, the Trustee shall have the authority to vote any stocks, bonds or other securities; to give general or special proxies or powers of attorney with or without power of substitution; and to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto.

(b) The Trustee shall invest and reinvest the assets of the Trust pursuant to the directions provided by the Company in the applicable Plan documents and Plan investment direction forms. The Trustee shall invest and reinvest the principal and income without distinction between principal and income in accordance with the written directions provided to the Trustee by the Company. Subject to the directions provided by the Company, the Trustee or its designee shall have the following additional powers and authority in its discretion:

(i) To purchase, subscribe for, invest and reinvest in shares or units of investment companies (notwithstanding the Trustee or any affiliate of the Trustee acting as investment advisor, custodian, transfer agent, registrar, sponsor, distributor or manager or in any other capacity) and annuity contracts without being limited to the classes of property in which the Trustee is authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Trust assets;

(ii) To retain any property at any time received or held in the Trust;

(iii) To sell or exchange any securities or property of the Trust at public or private sale, for cash or on credit, to grant and exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future;

(iv) To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;

(v) To register any investment held as a part of the Trust in its own name or in the name of a nominee, and to hold any investment in bearer form or through or by a central clearing corporation maintained by institutions active in the securities markets, but the books and records of the Trustee shall at all times show that all investments are part of the Trust; to deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and to pay part of the expenses and compensation thereof and any assessments levied with respect to any such property so deposited: and generally to exercise any of the powers of any owner with respect to securities or property held as part of the Trust;

(vi) To keep such portions of the Trust in cash or cash balances as the Trustee may, from time to time, deem to be in the best interest of the Trust until such moneys shall be invested, reinvested or disbursed, it being understood that the Trustee shall not be required to pay any interest on cash so held.

(c) The Company agrees to indemnify the Trustee and any agents of the Trustee, including affiliates of the Trustee, against and hold each of them harmless from any cost, claim, liability, loss or expense including reasonable attorney’s fees, imposed upon or incurred by any of them as a result of following the Company’s directions as to the investment of Trust assets, or in the absence of directions from the Company, failing to invest Trust assets. The Company shall be primarily liable for such obligations under this section and shall make prompt payment thereof, or the Trustee may satisfy the Company’s obligations from the Trust without the Company’s direction. The Company’s obligations under this section shall survive termination of the Trust.

Section 6.	Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes (other than the Company’s income taxes) shall be accumulated and reinvested. All income, losses, deductions and credits attributable to the Trust belong to the Company as owner for income tax purposes and will be included on the Company’s income tax returns. Taxes attributable to the Trust shall be paid by the Company. The parties hereto agree that any federal, state or local tax returns required to be filed with respect to the Trust shall be prepared and filed by the Trustee.

Section 7.	Accounting by the Trustee.

(a) The Trustee shall keep, or cause to be kept, accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee or the Trustee’s affiliates or agents.

(b) Within ninety (90) days following the close of each calendar year and within ninety (90) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchases and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

(c) At the end of regular calendar periods, but not less frequently than quarterly, the Trustee shall deliver to the Company a written account, in the Trustee’s standard form in effect from time to time, of the Trustee’s administration of the Trust during the preceding period.

(d) Each account referred to in Section 7(b) and 7(c) shall be deemed to be an account stated, accepted and approved by the Company, and the Trustee shall be relieved and discharged, as if such account had been settled and allowed by a judgment or decree of a court of competent jurisdiction, unless protested by written notice to the Trustee within ninety (90) days following mailing of each account statement by the Trustee.

Section 8.	Responsibility of the Trustee.

(a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust Agreement and is given in writing by the Company; which direction, request or approval is given by the individual or individuals the Company specifies on a schedule (the “Identification of Administrative Committee”) provided to the Trustee by the Company. Each direction, notice, request or approval given by an individual specified in the Identification of Administrative Committee shall constitute a certification by the Company to the Trustee that such direction, notice, request or approval is in conformity with the terms of the Plan and applicable law. The Trustee shall also incur no liability for any failure to act, which act requires such a direction, request or approval by the Company that has not been provided to the Trustee.

(b) In the event of a dispute between the Company and any party with respect to assets held in the Trust or distributions required to be made from the Trust, the Trustee may apply to a court of competent jurisdiction to resolve the dispute. If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without Limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust without direction from the Company.

(c) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. The Trustee may rely upon the advice of legal counsel and shall be protected to the full extent the law permits. The Company will pay reasonable and customary attorneys’ fees and reasonable expenses relating to such consultation provided prior written notice is given to Company regarding such consultation and Company approves of such consultation in advance. The Company may set a limit to such fees and expenses, and the Company may request an estimate of such fees and expenses prior to any costs being incurred. If the Company does not pay such costs and expenses in a reasonably timely manner, the Trustee may obtain payment from the Trust without direction from the Company.

(d) The Trustee may make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments or agreements that may be necessary or appropriate to carry out the powers of the Trustee under this Trust Agreement or incidental thereto.

(e) The Trustee shall have power and authority to settle, compromise or submit to arbitration any claims, debts or damages due owing to or from the Trust, to commence or defend any suits or legal or administrative proceedings arising or necessary or appropriate in connection with the Trust, the administration and operation thereof or the powers or authority of the Trustee under the Trust, and to represent the Trust in all suits and legal and administrative proceedings.

(f) The Trustee may employ and act through agents, accountants, appraisers, investment advisors, actuaries, financial consultants, attorneys (who may be counsel for the Company), including any affiliate of the Trustee, and delegate to them any duties of the Trustee hereunder. The Trustee is an affiliate of the Prudential Insurance Company of America,

Prudential Securities Incorporated (“PSI”), Prudential Mutual Fund Management, Inc., Prudential Mutual Fund Services (“PMFS”), and other companies. In the event the Trustee employs affiliates to perform services hereunder, the Trustee may share information with affiliates with respect to the Trust, the Company, a Plan participant or a Plan beneficiary. Unless impractical, all investment transactions shall be executed through PMFS, PSI or another affiliate of the Trustee at its then prevailing rates and charges. The Trustee may compensate anyone, including affiliates and their employees, contractors and agents, performing services for the Trust from the Trust as a Trust administration expense. Affiliates and their employees, contractors and agents may also receive compensation in various forms, such as fees for management, advisory, transfer or brokerage services, from investments, including investment company securities, held in the Trust, and such compensation shall not offset or reduce any fees the Trustee or an affiliate receives from the Trust as a trustee’s fee or an expense of administration of the Trust.

(g) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, including all powers generally given fiduciaries by Georgia law, including those set forth in the Official Code of Georgia Annotated Section 53-12-232, as amended from time to time, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(h) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(i) The Company hereby agrees to indemnify and hold harmless the Trustee from any liability or expense, including without limitation advances for or prompt reimbursement of reasonable fees and expenses of counsel and other agents retained by it, incurred by the Trustee with respect to holding, managing, investing or otherwise administering the Trust. The Trustee shall not be liable in discharging its duties hereunder, including without limitation its duty to invest and reinvest the Trust, if it acts in good faith and in accordance with the terms of this Trust Agreement and any applicable Federal or state laws, rules or regulations. Notwithstanding any terms of this Trust Agreement the Trustee shall be liable to Plan participants and their beneficiaries, including the Company, for any loss, liability, damage, cost or expense incurred by such person, which results from the gross negligence or willful misconduct of the Trustee, its officers, employees or agents.

Section 9.	Compensation and Expenses of Trustee.

The Company shall pay all administrative expenses and the Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust and may be withdrawn from the Trust by the Trustee without the Company’s direction.

Section 10.	Resignation and Removal of the Trustee.

(a) The Trustee may resign at any time by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise.

(b) The Trustee may be removed by the Company on 60 days notice or upon shorter notice accepted by the Trustee.

(c) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 90 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit, provided the Company has approved the Trustee’s account and Trustee is provided assurance by the Company and the successor trustee satisfactory to the Trustee that all fees, expenses, and taxes reasonably anticipated will be paid and the successor trustee has accepted its appointment.

(d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this Section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust. Upon the final accounting and transfer of Trust property to the successor trustee, all duties and responsibilities for the Trust shall vest in the successor trustee, and the Trustee’s responsibility and liability with respect to the Trust shall terminate.

Section 11.	Appointment of Successor

(a) If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the Company may appoint any bank, trust company, or other party that has been granted corporate trustee powers under federal or state law as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b) The successor Trustee need not examine the records and acts of any prior Trustee, may accept assets transferred to it as the total property of the Trust, and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor trustee from any claim or liability (including reasonable attorney’s fees) resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it become successor Trustee. The Company’s obligations under this Section 11(b) shall survive termination of the Trust.

Section 12.	Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trustee revocable, the Trust being irrevocable in accordance with Section 1(b) hereof.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets in the Trust shall be returned to the Company.

Section 13.	Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

(d) The Company has consulted with its legal counsel prior to signing this Trust Agreement and its legal counsel has reviewed this Trust Agreement on behalf of the Company.

Section 14.	Effective Date.

The effective date of this Trust Agreement shall be 10/10, 1997.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be executed by their respective officers thereunto duly authorized and attested to as of the day and year first above written.

ATTEST/WITNESS:		Company:

TRANSDIGM,INC.

By:		By:		(SEAL)
Name:	Douglas W. Peacock	Name/Title:	Peter B. Radekevich, CFO

Eileen M. Fallon, Secretary
Date: October 24, 1997

ATTEST/WITNESS:		The Prudential Savings Bank, F.S.B., Trustee

By:		By:		(SEAL)
Name:	Frances B. Rogers, AVP	Name/Title:	James W. Peacock, Asst. Vice Pres
Date: 10/10/97

APPENDIX A

This Trust is established to meet the obligations of the Company for the following non-qualified deferred compensation plan or plans:

TransDigm. Inc. Executive Retirement Saving Plan